Exhibit 99.1

FOR IMMEDIATE RELEASE
September 10, 2024
MEDIA CONTACT: Christopher Spina
703-388-7031
Christopher_Spina@FreddieMac.com

Freddie Mac Names Industry Leader Diana Reid CEO
Transition to take place immediately

MCLEAN, Va., September 10, 2024 -- Freddie Mac (OTCQB: FMCC) today announced that its Board of Directors has selected real estate and financial services industry veteran Diana Reid to serve as the company’s chief executive officer (CEO), effective immediately. Ms. Reid also will serve as a member of Freddie Mac’s Board of Directors. President and Interim CEO Michael Hutchins will continue as the company’s president.

Ms. Reid brings more than four decades of banking, real estate, capital markets and affordable housing experience to Freddie Mac, most recently serving as an independent director and advisor to several organizations. She spent nearly 12 years leading PNC Financial Services Group, Inc.’s real estate business division through the financial crisis and on to a period of significant growth.

“I am pleased to announce that Freddie Mac’s Board of Directors concluded its comprehensive search and selected Diana Reid as the company’s next CEO,” said Lance Drummond, non-executive chair of Freddie Mac’s Board of Directors. “Diana’s proven track record and vast experience in housing finance, real estate and capital markets make her an excellent choice to further Freddie Mac’s mission-driven work. I have the utmost confidence that she is the right person to take Freddie Mac into the future.”

Drummond added, “On behalf of the Board, I thank Mike Hutchins for his leadership as interim CEO, which provided necessary stability and continuity for Freddie Mac’s important work. We are delighted to benefit from his continued leadership as the company’s president.”

Prior to her executive role at PNC, Ms. Reid founded Beekman Advisors, where she provided real estate finance company owners, CEOs and boards strategic advice and M&A execution. She spent nearly 20 years at the investment bank formerly known as Credit Suisse First Boston in Mortgage Trading, Debt Capital Markets, and Financial Institutions Advisory.

“It is an honor to join Freddie Mac and lead the company as it carries out its vital role in the housing finance market,” said Diana Reid. “I look forward to working with the Board, management and my colleagues at Freddie Mac to continue and expand the company’s contributions in providing liquidity, stability and affordability for housing in communities across the country, and to ensure the company’s safety and soundness for the next generation.”

Diana Reid is a member of the board of directors of Welltower, Inc. (NYSE: WELL), the advisory board of Pittsburgh Opera, and a founding board member of The Denyce Graves Foundation. She earned her Bachelor of Science degree from California State University and her Masters of Business Administration degree from University of Virginia’s Darden School of Business.
About Freddie Mac

Freddie Mac’s mission is to make home possible for families across the nation. We promote liquidity, stability, affordability and equity in the housing market throughout all economic cycles. Since 1970, we have helped tens of millions of families buy, rent or keep their home.
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